UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 6, 2010

STRATOS RENEWABLES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-1321517	20-1699126
(Commission File Number)	(IRS Employer Identification No.)

9440 Santa Monica Blvd., Suite 401
Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

(310) 402-5910

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTOR

(b)           Resignation of Director

Effective December 30, 2009, Jose Nicanor Gonzales resigned as a director of the registrant.

(d)           Election of Director

On April 17, 2009, the Board of Directors of the registrant elected Leonard Brooks as a new director.  Mr. Brooks was also named to the audit committee of the Board.

In connection with Mr. Brooks’ election as a director, the registrant and Mr. Brooks entered into a Board Director Agreement (the “Agreement”) on June 17, 2009.  Pursuant to the terms of the Agreement, Mr. Brooks will be compensated for his services on the Board with (i) fifteen thousand dollars ($15,000) per quarter, (ii) five-year warrants to purchase 650,000 shares of the registrant’s common stock at an exercise price of $0.75 per share, vesting at 50% during the first year of service under the Agreement, 25% during the second year of service under the Agreement, and 25% during the third year of service under the Agreement, and (iii) 650,000 shares of the registrant’s common stock, 325,000 of which vested on the date of the Agreement and the remaining 325,000 of which vests on a pro-rata monthly basis over the eleven (11) months following the date of the Agreement. The term of the Agreement is one (1) year but is renewable on an annual basis subject to the approval of the registrant’s Board.  Either party may terminate the Agreement upon thirty (30) days’ written notice to the other party. The registrant agreed to indemnify Mr. Brooks against any liability, costs, or expenses incurred in the performance of his services under the Agreement.  A copy of the Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

There are no related party transactions to report.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)             Exhibits

Exhibit No.	Exhibit Description

10.1	Board Director Agreement, dated June 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATOS RENEWABLES CORPORATION

Dated: January 6, 2010	By:	/s/ Valerie A. Broadbent
Valerie A. Broadbent
Corporate Secretary